UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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REDWIRE CORPORATION
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LETTER FROM CHAIRMAN & CEO PETER CANNITO

Peter Cannito

Chairman & Chief Executive Officer

Dear Shareholders,

MISSION: FUTURE OF SPACE COMMERCIALIZATION

Redwire is accelerating humanity's expansion into space by delivering reliable, economical, and sustainable space infrastructure. We are proud to enable exploration and development in this second golden age of space, as we transition from a phase of pure discovery to commercial expansion driven by unprecedented government and private investment. We are eager to capitalize on the significant opportunities before us as a key part of the new space economy.

I would like to take this opportunity to provide a recap of last year's performance, remind stockholders of our commitment to innovation and the path ahead, and end with a reminder of our commitment to value creation and our broader purpose. Despite the several challenges, 2021 was a momentous year for our company as we completed our de-SPAC merger and listed on the New York Stock Exchange (NYSE) in September. These important milestones were made possible through the hard work and dedication of our entire team. We are using the proceeds from the transaction to fuel and accelerate our strategic growth, invest in our teams, and pursue targeted acquisitions that align with our mission focus. We also demonstrated the strength and breadth of our suite of breakout space infrastructure solutions, and the broad-based demand for our solutions amidst a rapidly growing government and commercial market.

HERITAGE + INNOVATION

Redwire believes that Space is the next economic frontier with tremendous opportunity for value creation. We believe we are at the beginnings of a "Second Golden Age" of space driven by rapid commercial expansion, a renewed interest in civil exploration and the desire for a permanent presence in space; as well as the need for a safe, secure environment for national security operations. The demand signals are strong.

We are filling a critical gap in the market for a pure-play, public space company with proven performance and break-out potential. In 2021 our "Heritage + Innovation" strategy drove robust triple-digit revenue growth compared with 2020 and demonstrated agility and has made us a highly attractive platform for industry consolidation.

200+ SPACEFLIGHT MISSIONS

Through our legacy companies, we have been deploying mission-critical space capabilities throughout our solar system for over 50 years. With over 200 spaceflight missions to date, we have proven our ability to operate and deploy innovative technologies for civil, commercial, and national security applications. This incredible history of proven performance positions us as a low-risk provider for our customers. We have long-term relationships with a diversified base of high-profile, demanding customers across the government and commercial sectors. We are a proven space company.

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Further, our IP portfolio of space innovations creates multiple moats with highly specialized technology needed for next generation space operations. We believe our capabilities are game changing in reducing costs and enhancing capabilities in space, with a portfolio of patents and first mover advantage protecting our competitive position. These innovative technologies provide numerous paths for growth acceleration.

Combining our strong heritage and proven customer base with our broad portfolio of IP-driven space innovations is what differentiates Redwire from our competitors. Our combination of the proven flight heritage of a traditional space company combined with our innovative culture of a "new space" company, provides a competitive advantage. Our legacy engenders trust among our partners, and our leading-edge technology provides them the transformative capabilities to enable their programs to accelerate next generation space infrastructure.

2021 RECAP

2021 was a transformative year for Redwire. We started the year by continuing our successful track record of accretive M&A with the acquisitions of Deployable Space Systems (DPSS) and Oakman Aerospace (Oakman). DPSS provided Redwire additional scale in the design, development and deployment of innovative space power solutions that added to our previous acquisition of Roccor. DPSS also brought to Redwire the patent portfolio of Roll Out Solar Array (ROSA) technologies that proved to be a critical capability throughout 2021 on high profile space missions such as the Double Asteroid Redirection Test (DART) program and the solar power upgrade to the International Space Station (ISS).

The Oakman acquisition added to our portfolio three critical capabilities, one, a software development capability to complement our hardware technologies; two, the infrastructure, customers, contracts and expertise to work on classified programs with US National Security customers; and three, an enterprise digital engineering software platform with proven performance for supporting modeling and simulation of hybrid satellite architectures.

The additional capabilities provided by these two acquisitions are paramount to our strategy for long term growth.

In addition to critical M&A, 2021 included many technological successes that were foundational to our organic growth. These included:

+ We successfully delivered two first of kind solar arrays enabled by the company's **ISS Roll-Out Solar Arrays (iROSA)** technology which were then successfully connected to the **International Space Station (ISS)** during a historic space walk and are now providing critical power to the ISS.
+ We are providing power, payload protection and navigation capabilities for **NASA's X-Ray Polarimetry Explorer (IXPE) Mission**, which promises insights into how these objects generate X-rays and help improve our understanding of the universe.
+ Bringing planetary defense to the forefront is **NASA's Double Asteroid Redirection Test (DART)**, the first mission to test planetary defense technology. Redwire is providing critical navigation and power-generation capabilities that will enable DART to accomplish its mission.
+ We reached a key milestone on the **Archinaut-1 (A-1)** program aimed at developing In-Space Assembly and Manufacturing (ISAM) technologies to build large structures in space by passing the Mission Critical Design Review (CDR). The CDR marks the end of the design phase for the A-1 program and the beginning of the process of building and verifying flight hardware.
+ We provided critical navigation technology for the **Landsat 9** satellite mission, an extension of the venerable Landsat program for monitoring, understanding, and managing Earth's land resources.
+ We successfully delivered a L-Band Link-16 Helical Antenna system for the **Space Development Agency's (SDA)** first generation of the National Defense Space Architecture's Transport Layer, Tranche 0.
+ Our **Redwire Regolith Print (RRP) Manufacturing Technology** won the Popular Science 2021 Best of What's New Award in the Aerospace category. This marks the first time lunar regolith simulant was used for three-dimensional (3D) printing in space, a critical capability to establish a permanent presence in space.

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LETTER FROM CHAIRMAN & CEO PETER CANNITO

- The Redwire team won first place in the **Break the Ice Lunar Challenge**, NASA's newest Centennial Challenge focusing on the development of technologies and system architectures for excavating and transporting lunar resources to support a sustained human presence on the Moon.
- We established ourselves as a critical partner on the **Orbital Reef** team to design a commercially owned and operated space station in low Earth orbit (LEO). This initiative will shift NASA's research and exploration activities in LEO to commercial space stations, helping stimulate a growing space economy in advance of the International Space Station retirement.

These are just a few examples of our many technical successes. Overall, we participated in twelve (12) launches of space capabilities in 2021. We are extremely proud of the Redwire team for these many successes. We are not just positioning to deliver on the promise of space "some-day" but rather already providing operational space capabilities, today.

In the second half of 2021, Redwire entered the public markets. On September 2nd, we completed our merger with the Special Purpose Acquisition Company (SPAC), Genesis Park Acquisition Corp and began trading on the NYSE. This transaction was important in two aspects: one, providing the company with the necessary access to capital to fuel organic and inorganic growth; and two, continuing to position the company as a first-mover industry consolidator with an "equity currency" to attract additional accretive M&A. We believe our positioning as a public company will be foundational to our growth over the long term.

At the end of 2021, we ended the year the way we started, with another accretive acquisition that brought break-out innovative capability crucial to the expansion of the space economy. Through our acquisition of **Techshot, Inc.**, we are developing bioprinting and other proven biotech solutions in microgravity. These are some of the most consequential innovations in Low Earth Orbit (LEO) and we believe will provide life-saving benefits to Earth. Combining Techshot's leading position in commercial space biotechnology with Redwire's leading position in on-orbit material manufacturing adds significant scale and synergy to our commercial space offerings. The combination of Techshot and legacy Made In Space into an integrated Redwire positions us as one of the largest providers of space manufacturing and commercial solutions in space. This is crucial to the future of Commercial Space Stations such as Orbital Reef and the future of the commercial space economy.

As you can see, 2021 was a tremendous year with many successes for Redwire.

However, the year was not without its challenges.

- The unanticipated resurgence of COVID-19 variants and create delays with program initiation and delivery for Redwire, our suppliers, and our customers.
- Additionally, governmental delays in the timely implementation of a budget for government fiscal year 2022 resulted in a Continuing Resolution that impacted the start of new programs and slowdown of existing budget execution. This resulted in additional headwinds for growth.
- The loss of the Human Landing System program for our Prime contractor team and the subsequent denial of the award protest was a notable set-back in our 2021 pipeline.
- On November 5, 2021, the Company was notified of potential accounting issues with a business unit by an employee in connection with his resignation. Management promptly informed the independent Audit Committee and its independent registered public accounting firm. The timing of the investigation prevented the timely filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. The Audit Committee promptly engaged independent, external legal and accounting firms to complete an independent investigation. After completing its investigation, the Audit Committee concluded that the potential issues raised by the former employee did not require a restatement or adjustment of the Company's previously issued consolidated financial statements relating to any prior periods.

Although these challenges had an impact on our 2021 performance, it is management's opinion that the nature of these challenges were non-recurring, idiosyncratic and short-term, and not structural to our long-term strategy or the broader market dynamics.

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- The impacts of COVID-19 should be mitigated over time as the world, our industry and the company increase resilience to the virus.
- Although budget risk always lingers, robust increases in governmental budget allocations to the space sector for both civil and national security purposes should offset short term delays over the long term.
- Despite the HLS loss, we continue to have a multi-billion-dollar pipeline of addressable opportunities that can fuel our future growth and NASA recently announced that they will be procuring a second HLS provider to reduce risk and create competition.
- Lastly, the 2021 reporting strengthened our accounting processes and procedures.

Therefore, we remain optimistic in our assessment of future growth.

The net results of our success and challenges in 2021 was GAAP Revenue increasing to $137.6 million, an increase of $96.8 million, or 237%, from the prior year. Pro-forma revenue, including the full year contribution from acquisitions, grew from $127.0 million to $149.3 million, an increase of 17.6%.

BUILDING TO LAST

In many ways, Redwire, because of our broad customer base and diverse products, reflects the dynamic nature of the broader market. Our "Heritage + Innovation" strategy enables us to participate in the steady growth along with our traditional, long-term government customers, while simultaneously benefiting from the tremendous growth potential in the commercial space segment, despite the volatility that results in the near term.

Our heritage with government customers provides staying power, while our innovations and new commercial customers provide us with long-term growth potential. We believe that the diversity of our products and customers provides us with the ability to be patient in the context of market volatility and emerge as one of the clear leaders in the space industry over the long term.

As we enter our first full year as a public company, we are investing in our foundation. This foundation includes sophisticated facilities and equipment, public company processes and corporate infrastructure, ground-breaking intellectual property, and a world-class professional workforce. We have made great progress in integrating our eight legacy organizations into a unified operational leadership structure, standardized processes, shared corporate support services, integrated business development, a single brand identity and a common culture.

These foundational investments provide Redwire with a strong base to scale through additional M&A in a way that enables us to realize greater synergies with each new acquisition. We believe that a strong foundation combined with a diverse portfolio of differentiated products positions us to participate in the strong growth of the space industry regardless of any challenges we may encounter along the way.

One foundational element of our growth we are most proud of is our extraordinary employees. Redwire is a values-driven organization with a long-term outlook. We have coalesced around a set of Core Values that include Integrity, Impact, Innovation, Inclusion and Excellence. These core values underpin our success by ensuring that we build our company with a mindset for long-term success.

Our diverse team of experts is comprised of technical and business thought leaders with a desire to make a long-term impact. Redwire attracts employees from a variety of career backgrounds who are excited about our mission of accelerating humanity's expansion into space. They are highly accomplished in their fields, many with advanced degrees in concentrations such as aerospace engineering, mechanical engineering, physics, chemistry, software engineering, robotics and astronomy.

Redwire is also dedicated to being a good corporate citizen in the communities where we live and work. We are proud of the many initiatives that are already in place, which are primarily focused on STEM education and workforce diversification from under-represented communities. Through these efforts, we support building strong community relationships through the causes that are important to the future health of the space industry, ultimately creating long-term value for our business.

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LETTER FROM CHAIRMAN & CEO PETER CANNITO

ALIGNING WITH SHAREHOLDERS

Many space companies are founded by a single individual with a dream of one day changing the world through space. Redwire was founded when the private equity firm, AE Industrial Partners, recognized a need in the market for a diversified, pure-play space company with scale. As such, our shareholders are foundational to how we think about long term success.

This is a key differentiator for us in the marketplace as we were not founded to fulfill a dream, but instead because the space market is a great business opportunity. It is true we are extremely passionate about space, and the benefits a thriving space economy creates for humanity; but we are equally passionate about building a successful enterprise that will endure for the long term and create value for our shareholders along the way.

I'd like to thank those employees for their hard work and dedication toward making a Redwire a leader for the future of our spacefaring civilization. I'd also like to thank our customers for trusting us with their critical missions, our industry partners for our mutual commitment to excellence; and of course, our shareholders for their continuing support as we execute our plan during these early days of this "Second Golden Age of Space". To use a baseball analogy, we are in the first inning of a 162 game season. We are looking forward to many successes to come.

Sincerely,

Pete Cannito

FORWARD-LOOKING STATEMENTS

This letter contains statements that constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "will," "expect," "anticipate," "intend," "may," "could," "should," "plan," "project," "forecast," "believe," "estimate," "outlook," "trends," "goals," "contemplate," "continue," "might," "possible," "potential," "would" and similar expressions generally identify these forward looking statements, but the absence of these words does not mean that a statement is not forward looking. Forward looking statements include, among other things, statements relating to our potential growth and growth strategies; potential investment in our teams; potential acquisitions; expected benefits of past acquisitions; the impact of our capabilities in the market; competitive advantages; mitigation of the effects of COVID-19; governmental projects and potential allocations; our pipeline of opportunities; and the consequences of our recent Audit Committee investigation. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward looking statements include, but are not limited to: matters relating to or arising from the Company's Audit Committee investigation, including regulatory investigations and proceedings, litigation matters, and potential additional expenses; the possibility that the Company's assumptions relating to future results may prove incorrect; the inability to successfully integrate recently completed and future acquisitions; the emerging nature of the market for in-space infrastructure services; data breaches or incidents involving the Company's technology; the need for substantial additional funding to finance our operation; the impacts of COVID-19 on the Company's business; any delays in the development, design, engineering and manufacturing of our products and services; material weaknesses in our internal control over financial reporting; changes in applicable laws or regulations; and other risks identified in Part I, Item 1A "Risk Factors" of the Annual Report on Form 10-K that accompanies this letter. Undue reliance should not be placed on these forward looking statements. The forward looking statements contained in this letter are based on current expectations and beliefs concerning future developments and their potential effects on us. We do not undertake any obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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